Exhibit 23.2

MOORE & ASSOCIATES, CHARTERED
  ACCOUNTANTS AND ADVISORS
     PCAOB REGISTERED


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the registration statement on Form S-1 of Maven Media Holdings, Inc., of our report dated May 12, 2008 on our audit of the financial statements of Maven Media Holdings, Inc. as of March 31, 2008, and the related statements of operations, stockholders' equity and cash flows for the period from inception on March 11, 2008 through March 31, 2008, and the reference to us under the caption "Experts."



/s/ Moore & Associates, Chartered
-------------------------------------
Moore & Associates Chartered
Las Vegas, Nevada
May 22, 2008





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